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                           EXHIBIT 23
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                 Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Qualified Properties 80, L.P. of our report dated January 23, 1997, included in the 1996 Annual Report to Shareholders of Qualified Properties 80, L.P. and Consolidated Ventures.

Our audit also included the financial statement schedule of Qualified Properties 80, L.P. and Consolidated Ventures listed in Item 14(a). This schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.


                                   ERNST & YOUNG  LLP

Boston, Massachusetts
January 23, 1997